SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant [X]
File by a Party other than the Registrant [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to 240.14a-11(c) or 240.14a-12

                        PENN TREATY AMERICAN CORPORATION
                (Name of Registrant as Specified In Its Charter)

               --------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction;

     (5)  Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                        PENN TREATY AMERICAN CORPORATION
                               3440 Lehigh Street
                               Allentown, PA 18103
                                 (610) 965-2222

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                          To be held November 26, 2002
                         ------------------------------

Dear Shareholders:

     You are cordially invited to attend the Special Meeting of Shareholders (the "Special Meeting") of Penn Treaty American Corporation, a Pennsylvania corporation ("Penn Treaty"), to be held on Tuesday, November 26, 2002, at 10:00 a.m. at the Brookside Country Club, 901 Willow Lane, Macungie, Pennsylvania, to consider the following:

     1. To approve an amendment to Penn Treaty's Restated Articles of Incorporation, as amended, to increase the aggregate number of authorized shares of common stock, par value $.10 a share (the "Common Stock"), from 40 million shares to 80 million shares;

     2. To approve the issuance and sale of up to 10,000,000 shares of Common Stock on or before May 31, 2003 on terms to be determined by the Board of Directors;

     3. To ratify and approve the issuance of 6 1/4% Convertible Subordinated Notes due 2008 (the "Exchange Notes") and underlying shares of Common Stock in connection with Penn Treaty's offer to exchange all of the outstanding 6 1/4% Convertible Subordinated Notes due 2003 for the Exchange Notes; and

     4. any other business as may properly come before the Special Meeting and any and all adjournments and postponements thereof.

     The Board of Directors has fixed October 15, 2002 as the record date. Consequently, only shareholders of Penn Treaty's Common Stock of record at the close of business on October 15, 2002 will be entitled to notice of and to vote at the Special Meeting.

     The accompanying Proxy Statement includes a detailed discussion of the reasons for the proposed amendment to our Restated Articles of Incorporation and the possible issuance and sale of Common Stock and provides a summary of the Exchange Notes and other relevant information. Please give all of this information your careful attention and please complete, date, sign and promptly return the enclosed proxy or attend the Special Meeting so that you may vote in person on the above matters.

     ANY PROXY GIVEN BY A SHAREHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED BY FILING WITH THE SECRETARY OF PENN TREATY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE. ANY SHAREHOLDER PRESENT AT THE SPECIAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE SPECIAL MEETING.

                                          By Order of the Board of Directors

                                          ----------------------------------
                                          Sandra A. Kotsch
                                          Secretary

October __, 2002
Allentown, Pennsylvania

                                 PROXY STATEMENT
                         SPECIAL MEETING OF SHAREHOLDERS
                          to be held November 26, 2002

                             INTRODUCTORY STATEMENT
                             ----------------------

     Penn Treaty American Corporation is a Pennsylvania corporation with its principal executive offices located at 3440 Lehigh Street, Allentown, Pennsylvania 18103, telephone number (610) 965-2222. This Proxy Statement is being furnished to our shareholders in connection with the solicitation by our Board of Directors of proxies to be voted at the Special Meeting of Shareholders of Penn Treaty to be held on November 26, 2002, at 10:00 a.m. at the Brookside Country Club,901 Willow Lane, Macungie,,Pennsylvania, , or at any adjournment or postponement (the "Special Meeting"). When used in this Proxy Statement, the terms "Penn Treaty," "we," "our," and "us" refer to Penn Treaty American Corporation and its subsidiaries, unless otherwise specified.

     This Proxy Statement and the accompanying proxy are first being mailed to our shareholders on or about October __, 2002. Copies of our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 and our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2002 and June 30, 2002, sections of which are incorporated herein by reference, are enclosed with this Proxy Statement.

     For your information, our subsidiaries are Senior Financial Consultants Company, Penn Treaty Network America Insurance Company, American Network Insurance Company, American Independent Network Insurance Company of New York, Penn Treaty (Bermuda) Limited, United Insurance Group Agency, Inc. and Network Insurance Senior Health Division.

                               THE SPECIAL MEETING

When and where will the Special Meeting will be held?

     The Special Meeting will be held on Tuesday, November 26, 2002, at 10:00 a.m. at the Brookside Country Club, 901 Willow Lane, Macungie, Pennsylvania.

How can I participate in the Special Meeting?

     You may participate in the Special Meeting by either completing, signing and returning the enclosed proxy card and/or attending the Special Meeting in person.

What will be voted upon?

     At the Special Meeting, you will be asked to consider and vote upon the following proposals:

     o The approval of an amendment to Penn Treaty's Restated Articles of Incorporation, as amended, to increase the aggregate number of authorized shares of common stock, par value $.10 per share (the "Common Stock"), from 40 million shares to 80 million shares;

     o The approval of the issuance and sale of up to 10,000,000 shares of Common Stock on or before May 31, 2003 on terms to be determined by the Board of Directors;

     o The ratification and approval of the issuance of 6 1/4% Convertible Subordinated Notes due 2008 (the "Exchange Notes") and underlying shares of Common Stock in connection with Penn Treaty's offer to exchange all of the outstanding 6 1/4% Convertible Subordinated Notes due 2003 (the "Subordinated Notes") for the Exchange Notes; and

     o Any other business as may properly come before the Special Meeting and any and all adjournments and postponements thereof.

Who is entitled to vote?

     Only holders of record as of the close of business on October 15, 2002 (referred to as the "record date") are entitled to receive notice of and to vote at the Special Meeting and any adjournments or postponements. Each share of Common Stock is entitled to one vote.

What constitutes a quorum?

     The presence at the Special Meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum, permitting business to be conducted at the Special Meeting. On the record date, _______ shares of Common Stock were issued and outstanding, held by ____ shareholders of record.

How do I vote?

     If you complete and properly sign the accompanying proxy card and return it to us, it will be voted as you direct. If you attend the Special Meeting, you may deliver your completed proxy card in person or vote in person at the Special Meeting.

What vote is required to amend the Articles of Incorporation?

     The approval of the amendment to our Restated Articles of Incorporation will require the affirmative vote, either in person or by proxy, of the holders of shares representing 67% of the outstanding shares of Common Stock. Abstentions and broker non-votes will be included in the calculation of a quorum and will have the effect of a vote against the approval of the amendment to our Restated Articles of Incorporation.

What vote is required to approve the issuance and sale of Common Stock?

     The approval of the issuance and sale of Common Stock will require the affirmative vote, either in person or by proxy, of shares representing at least a majority of the votes cast at the Special Meeting, provided that the total vote cast on the proposal represents over 50% of the outstanding shares of Common Stock. Abstentions and broker non-votes will be included in the calculation of a quorum but will have no effect on the result of the vote.

What vote is required to ratify and approve the issuance of the Exchange Notes and underlying shares of Common Stock in connection with Penn Treaty's offer to exchange all outstanding Subordinated Notes for Exchange Notes?

     The ratification and approval of the issuance of the Exchange Notes and underlying shares of Common Stock in connection with Penn Treaty's offer to exchange all outstanding Subordinated Notes for Exchange Notes will require the affirmative vote, either in person or by proxy, of shares representing at least a majority of the votes cast at the Special Meeting, provided that the total vote cast on the proposal represents over 50% of the outstanding shares of Common Stock. Abstentions and broker non-votes will be included in the calculation of a quorum but will have no effect on the result of the vote.

Can I change my vote after I return my proxy card?

     Yes. Even after you have submitted your proxy card, you may change your vote at any time before the proxy is exercised by filing with the Secretary of Penn Treaty either a notice of revocation or a duly executed proxy bearing a date later than the date on the proxy you submitted. The powers of the proxy holders to vote your proxy will be suspended if you attend the Special Meeting in person and request to change your vote or vote in person, although attendance at the Special Meeting will not by itself revoke a previously granted proxy.

How does discretionary voting authority apply?

     If you sign and return your proxy card, but do not make any selections, you give discretionary authority to the persons named as proxy holders on the proxy card, A.J. Carden and Irving Levit, to vote on the proposals and any other matters that may arise at the Special Meeting.

Who bears the cost of solicitation of proxies?

     We bear the cost of preparing, printing, assembling and mailing this Proxy Statement and other material furnished to shareholders in connection with the solicitation of proxies for the Special Meeting. We have retained the services of Georgeson Shareholder Communications, Inc. at a cost of approximately $5,500 to perform proxy solicitation activities on our behalf.

What is the Board's recommendation?

     Unless you give other instructions on your proxy card, the proxy holders will vote in accordance with the recommendations of the Board of Directors. The Board recommends a vote:

     o FOR the approval of the amendment to Penn Treaty's Restated Articles of Incorporation, as amended, to increase the aggregate number of authorized shares of Common Stock from 40 million shares to 80 million shares;

     o FOR the approval of the issuance and sale of up to 10,000,000 shares of Common Stock on or before May 31, 2003 on terms to be determined by the Board of Directors; and

     o FOR the ratification and approval of the issuance of the Exchange Notes in connection with Penn Treaty's offer to exchange all of the outstanding Subordinated Notes for the Exchange Notes.

With respect to any other matter that properly comes before the Special Meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.

When are shareholder proposals due for the Year 2003 Annual Meeting?

     To be included in the proxy statement for Penn Treaty's 2003 Annual Meeting, shareholder proposals must be submitted in writing by December 31, 2002 to: Secretary, Penn Treaty American Corporation, 3440 Lehigh Street, Allentown, PA 18103. If any shareholder wishes to present a proposal at the 2003 Annual Meeting that is not included in Penn Treaty's proxy statement for that Annual Meeting and does not submit such proposal to the Secretary of Penn Treaty until after March 17, 2003, then the persons named in the proxy card for the 2003 Annual Meeting will be allowed to use their discretionary voting authority when the proposal is raised at the 2003 Annual Meeting, without any discussion of the matter in the proxy statement for that meeting.

                     PROPOSAL I - AMENDMENT TO PENN TREATY'S
                     ---------------------------------------
                 RESTATED ARTICLES OF INCORPORATION, AS AMENDED
                 ----------------------------------------------

     Penn Treaty is seeking to amend its Restated Articles of Incorporation, as amended, to increase the aggregate number of authorized shares of Common Stock from 40 million shares to 80 million shares.

Why do we need to increase the aggregate number of authorized shares of Common Stock to 80 million shares?

     In February 2002, we received the approval of the Pennsylvania Insurance Department of a Corrective Action Plan for two of our subsidiaries, Penn Treaty Network America Insurance Company and American Network Insurance Company. As a result, we have recommenced sales of our long-term care insurance products in Pennsylvania and 30 other states. The principal component of the Corrective Action Plan was a Reinsurance Agreement with Centre Solutions (Bermuda), Limited, a subsidiary of Zurich Financial Services Group, pursuant to which Centre Solutions agreed to reinsure 100% of the long-term care insurance policies of Penn Treaty Network America Insurance Company and American Network Insurance Company currently in-force, subject to an aggregate limit of liability. In connection with the Reinsurance Agreement, we granted Centre Solutions three tranches of warrants to purchase shares of non-voting convertible preferred stock that, if converted, would represent up to 15% of our outstanding shares of Common Stock at the time of conversion, and another tranche of warrants, exercisable if we do not commute the reinsurance agreement on December 31, 2007, to purchase shares of non-voting convertible preferred stock that, if converted, would represent an additional 20% of our outstanding shares of Common Stock at the time of conversion. If the four tranches of warrants are exercised and all of the underlying convertible preferred stock is converted, we will be required to issue shares of Common Stock representing approximately 35% of the outstanding Common Stock after conversion.

     On August 28, 2002, we commenced an offer to issue our Exchange Notes for all outstanding Subordinated Notes. Following the issuance of the Exchange Notes, we will be obligated to issue Common Stock upon the conversion of the Exchange Notes and any unexchanged Subordinated Notes. We currently have enough shares available to issue Common Stock upon the exercise of all outstanding options granted pursuant to our stock option plans and the conversion of our convertible preferred stock issuable upon exercise of the four tranches of warrants granted to Centre Solutions, but we do not have enough shares available for issuance to satisfy these obligations and our obligation to issue shares of Common Stock upon the conversion of the Exchange Notes and any unexchanged Subordinated Notes. We need to increase the number of shares of Common Stock available for issuance to have sufficient shares available to satisfy all of our obligations to issue Common Stock. In addition, we expect to offer shares of our Common Stock in the future for capital raising purposes. (See Proposal II.)

Is there an alternative plan if the proposed amendment to our Restated Articles of Incorporation is not adopted?

     In the event that our shareholders do not approve an appropriate increase in the number of shares of our Common Stock authorized for issuance, we have agreed to pay Exchange Note holders who desire to convert their Exchange Notes an amount in cash equal to the market price of the shares of Common Stock into which the Exchange Notes are then convertible. However, our financial resources may not be sufficient to pay cash to converting holders of Exchange Notes in lieu of delivering Common Stock. We can make no assurance that sufficient funds will be available when necessary to make any required cash payments in lieu of delivering Common Stock to Exchange Note holders seeking to convert their Exchange Notes into shares of Common Stock.

What is Penn Treaty's Board of Directors position on authorizing additional shares?

     Our Board believes that authorizing additional shares is integral to our financial health and is in our best interests. If the shareholders do not approve the amendment to our Restated Articles of Incorporation to increase the number of shares of Common Stock available for issuance, our financial health will be adversely affected. We will be required to pay cash to converting Exchange Note holders in lieu of delivering Common Stock, and we may not have sufficient funds to make such cash payments. In addition, if we do not receive shareholder approval for the increase in the number of shares of Common Stock authorized for issuance, going forward we will be limited in the amount of capital we can raise through offerings of Common Stock. Because we expect to raise additional capital in the future for various corporate purposes (see Proposal II) and our means of raising any required capital will be limited, the Board believes the failure to adopt this Proposal could have a material adverse effect on our financial prospects.

What other potential uses are there for the additional shares of Common Stock?

     The increase in the authorized number of shares of Common Stock is being proposed because we need to have shares of Common Stock available to issue upon the conversion of the Exchange Notes so as to avoid paying cash to converting Exchange Note holders in lieu of delivering Common Stock and because the Board of Directors believes that it is advisable to have authorized but unissued shares of Common Stock available for various corporate purposes. We expect from time to time to consider public or private financings, acquisitions, and stock dividends or stock splits, all of which may involve the issuance of additional shares of Common Stock or securities convertible into Common Stock (see Proposal
II). In addition, the authorized capital stock could be used for stock options, warrants, employee benefit plans, shareholder rights plans (which could contain anti-takeover measures) and other distributions. The Board of Directors believes that having authority to issue additional shares of Common Stock without, except as required by law, obtaining specific shareholder approval will avoid the possible delay of calling and holding a special meeting of shareholders to increase Penn Treaty's authorized capital at the time a transaction may be proposed, so as to enhance our ability to take prompt advantage of market conditions and to respond promptly to any future opportunities.

     Although the proposed amendment to our Restated Articles of Incorporation is not intended to be an anti-takeover measure and we have no plan to use the unissued shares for such a purpose, shareholders should note that, under certain circumstances, the additional shares of Common Stock could be used to make any attempt to gain control of Penn Treaty or the Board of Directors more difficult or time-consuming. The proposed amendment might be considered to have the effect of discouraging an attempt by another person or entity, through the acquisition of a substantial number of shares of our Common Stock, to acquire control of Penn Treaty, because the issuance of the additional shares of Common Stock could be used to dilute the stock ownership of a person or entity seeking to obtain control and to increase the cost to a person or entity seeking to acquire a majority of the voting power of Penn Treaty. If so used, the effect of the additional authorized shares of Common Stock might be (i) to deprive shareholders of an opportunity to sell their stock at a higher price as a result of a tender offer or other purchase of shares by a person seeking to obtain control of Penn Treaty or (ii) to assist incumbent management in retaining its present position.

     The Articles do contain certain provisions intended to be anti-takeover in nature including provisions: (i) creating a staggered Board of Directors, divided into three classes, each of which is comprised of three directors elected for a three-year term with one class being elected each year; (ii) requiring the approval of 67% of the voting power of the stock entitled to vote in the election of directors to remove directors without cause; (iii) requiring the affirmative vote of shareholders owning at least 67% of the outstanding shares of the Common Stock in order for us to: (a) amend, repeal or add any provision to the Articles; (b) merge or consolidate with another corporation, other than a wholly owned subsidiary; (c) exchange shares of the Common Stock in such a manner that a corporation, person or entity acquires the issued or outstanding shares of Common Stock pursuant to a vote of shareholders; (d) sell, lease, convey, encumber or otherwise dispose of all or substantially all of the property or business of Penn Treaty; or (e) liquidate or dissolve Penn Treaty; and (iv) permitting the Board of Directors to oppose a tender offer or other offer for Penn Treaty's securities, and allowing the Board of Directors to consider any pertinent issue in determining whether to oppose any such offer. In addition, our By-laws require shareholders to give timely written notice to Penn Treaty and to provide certain information with respect to any candidate nominated by shareholders for election as a director of Penn Treaty.

         The 1988 Pennsylvania Business Corporation Law, as amended (the "BCL"), also contains certain shareholder protection provisions applicable to Penn Treaty that may have an anti-takeover effect including: (i) a "control transaction" provision that allows holders of voting shares of a corporation to "put" their stock to an acquiror for fair value in the event of a control transaction (the acquisition of 20% of the voting stock of the corporation);
(ii) an "interested shareholder" provision that precludes the beneficial owner of 20% of the voting stock of a corporation or certain affiliates of the corporation from engaging in a business combination with the corporation for a period of five years unless: (a) the board approves the business combination or the acquisition of shares in advance, (b) all of the shareholders approve the business combination or (c) if the interested shareholder owns 80% of such stock, the business combination is approved by a majority of the disinterested shareholders and the transaction satisfies certain "fair price" provisions;
(iii) a provision authorizing corporations to adopt shareholders' rights plans with discriminatory provisions (sometimes referred to as poison pills) which take effect only in the event of a control transaction; (iv) a provision allowing directors taking action with respect to a tender offer or takeover proposal to consider the effects of any action upon employees, suppliers, customers, communities where the corporation is located and all other pertinent factors when determining whether the action is in the best interests of the corporation; and (v) a provision removing the statutory right of shareholders to call special meetings of shareholders or to propose amendments to the articles of incorporation.

     The foregoing provisions may discourage certain types of transactions that involve a change of control of Penn Treaty and ensure a measure of continuity in the management of the business and affairs of Penn Treaty. Although we do not currently have a shareholders' rights plan or poison pill, the effect of the above-described provisions may be to deter hostile takeovers at a price higher than the prevailing market price for the Common Stock and to permit current management to remain in control of Penn Treaty.

     In addition to the provisions of the BCL, the insurance laws and regulations of Pennsylvania, which are applicable to Penn Treaty, provide, among other things, that without the consent of the insurance commissioner of Pennsylvania, no person may acquire control of Penn Treaty and that any person or holder of shares of Common Stock or securities convertible into such Common Stock possessing 10% or more of the aggregate voting power of the Common Stock (inclusive of shares issuable upon conversion of all such convertible securities) will be presumed to have acquired such control unless such insurance commissioner, upon application, has determined otherwise.

     The holders of Common Stock have no preemptive rights to purchase additional shares of Common Stock.

If the amendment to Penn Treaty's Restated Articles of Incorporation is approved, how will the newly authorized Common Stock be issued?

     If the proposed amendment is approved, our Board of Directors will have the authority to issue additional shares of Common Stock to such persons and for such consideration as it may determine without further action by the shareholders, except as required by law, our Restated Articles of Incorporation or the rules of any stock exchange or national interdealer quotation system on which our securities may then be listed. Depending on the circumstances, any issuance of additional shares of Common Stock may dilute the present equity ownership of current shareholders.

What is the language of the proposed amendment to our Restated Articles of Incorporation?

     If the proposed amendment to our Restated Articles of Incorporation is approved by the shareholders at the Special Meeting, the first paragraph of Article FIFTH of the Restated Articles of Incorporation will be amended and restated so that such first paragraph of such Article FIFTH shall be and read in its entirety as follows:

     "FIFTH: The aggregate number of shares which the Corporation shall have authority to issue is 80,000,000 shares of common stock, par value $.10 per share ("Common Stock"); and 5,000,000 shares of preferred stock, par value $1.00 per share ("Preferred Stock").

No other changes will be required to the current Article FIFTH of the Restated Articles of Incorporation.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE ADOPTION OF THE PROPOSED AMENDMENT TO OUR RESTATED ARTICLES OF INCORPORATION.

           PROPOSAL II - APPROVAL OF ISSUANCE AND SALE OF COMMON STOCK
           -----------------------------------------------------------

Why are we seeking approval to issue and sell Common Stock?

     We are seeking shareholder approval to issue and sell up to 10,000,000 shares of Common Stock on or before May 31, 2003 on terms to be determined by the Board of Directors to give us flexibility in raising capital over the next several months. Over the next several months, we expect from time to time to undertake public or private offerings which probably will involve the issuance and sale of additional shares of Common Stock. Of course, we would seek to do any such financings on the best financial terms available to us, but such terms may include a price that is less than the book or market value of our Common Stock.

     Under the New York Stock Exchange rules, we are required to obtain shareholder approval prior to the issuance and sale of Common Stock, or securities convertible into or exercisable for Common Stock, in any transaction or series of related transactions if: (1) the Common Stock has, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock or of securities convertible into or exercisable for Common Stock; or (2) the number of shares of Common Stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of Common Stock outstanding before the issuance of the Common Stock or of securities convertible into or exercisable for Common Stock. Such shareholder approval is not required for any issuance involving (1) a public offering for cash; or (2) any bona fide private financing, if such financing involves a sale of: (a) Common Stock, for cash, at a price at least as great as each of the book and market value of our Common Stock; or (b) securities convertible into or exercisable for Common Stock, for cash, if the conversion or exercise price is at least as great as each of the book and market value of our Common Stock.

     In the event that we elect to do a private financing on terms including a price that is less than the book or market value of our Common Stock, obtaining shareholder approval of such a transaction now will avoid the possible delay of calling and holding a special meeting of shareholders to approve such a transaction. Avoiding such a delay would enhance our ability to take prompt advantage of market conditions and allow us to do such a transaction on more favorable terms than if the transaction were subject to shareholder approval.

What steps have we taken with respect to the issuance and sale of Common Stock?

     We have engaged an investment banker to advise us with respect to the feasibility of raising capital through a public or private offering of securities. No decision has been reached about whether such an offering should be pursued, and there is no assurance that, if we decide to pursue any such offering, capital will be available to us on terms which we find acceptable.

What will be the terms of the Common Stock?

     The terms of any Common Stock issued and sold will be the same as the terms of our existing Common Stock. The Common Stock will not have preemptive rights.

In what type of transaction would the Common Stock be issued and sold?

     The type and terms of any transaction in which the Common Stock would be sold, including the nature and amount of any consideration to be received by us and the use of any net proceeds, will be determined by the Board of Directors without any further shareholder approval.

What effect, if any, does the approval of the issuance and sale of Common Stock have upon the rights of existing security holders?

     In the event that we issue and sell additional shares of Common Stock, the present equity ownership of current holders of our Common Stock will be diluted. In addition, the market price of our Common Stock may be adversely affected by the issuance of additional shares of Common Stock.

     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL OF THE ISSUANCE AND SALE OF COMMON STOCK.

              PROPOSAL III - RATIFICATION AND APPROVAL OF ISSUANCE
              ----------------------------------------------------
             OF EXCHANGE NOTES AND UNDERLYING SHARES OF COMMON STOCK
             -------------------------------------------------------

What is the title and amount of the securities for which Penn Treaty is seeking shareholder approval and ratification?

     We are seeking shareholder approval and ratification for the issuance of up to $74.75 million aggregate principal amount of 6 1/4% Convertible Subordinated Notes due 2008 (convertible at a conversion price of $5.31 per share), which we refer to throughout this document as the Exchange Notes. In addition, we are seeking approval of the issuance of up to approximately 14,077,213 shares of Common Stock upon the conversion of the Exchange Notes.

Why is Penn Treaty seeking shareholder approval and ratification for the issuance of the Exchange Notes?

     We are seeking shareholder approval and ratification for the issuance of the Exchange Notes and the shares of Common Stock issuable upon conversion of the Exchange Notes in accordance with the rules of the New York Stock Exchange.

What is Penn Treaty's purpose for issuing the Exchange Notes?

     On August 28, 2002, we commenced an offer to exchange all of our currently outstanding Subordinated Notes for newly issued Exchange Notes. Prior to commencement of the exchange offer, $74.75 million principal amount of Subordinated Notes was outstanding. We are offering to issue an Exchange Note of a principal amount equal to the principal amount of each Subordinated Note that is properly tendered and not withdrawn in the exchange offer. If 100% of the outstanding Subordinated Notes are exchanged in this exchange offer, Penn Treaty will issue approximately $74.75 million aggregate principal amount of Exchange Notes. The exchange offer is being made pursuant to an Offering Circular and related Letter of Transmittal, which are included as exhibits (a)(1) and (a)(2), respectively, to the Schedule TO we filed with the Securities and Exchange Commission on August 28, 2002, and a Supplement to the Exchange Offer, which is included as exhibit (a)(11) to Amendment No. 2 to the Schedule TO we filed with the Securities and Exchange Commission on September 13, 2002.

What are the significant differences between the Exchange Notes and the Subordinated Notes?

     Our Exchange Notes will rank senior to our Subordinated Notes but are similar to the Subordinated Notes in many respects. The terms of our Exchange Notes that differ significantly from the terms of our Subordinated Notes are the maturity date, conversion price, mandatory conversion provision, terms of redemption and the amount of a judgment against Penn Treaty that will constitute an event of default under the indenture. Our Exchange Notes mature on October 15, 2008 and are convertible at a price of $5.31 per share. By contrast, our Subordinated Notes mature December 1, 2003 and are convertible at a price of $28.44 per share. Our Exchange Notes automatically convert into shares of our Common Stock if the average closing share price of our Common Stock is equal to at least $5.84 during any 15 consecutive trading days beginning on or after October 15, 2004 and we have sufficient shares of Common Stock available for issuance. Conversion of the Subordinated Notes is not mandatory. If all holders of Subordinated Notes converted their Subordinated Notes, we would have to issue approximately 2,628,340 shares of Common Stock. By contrast, if all holders of the Subordinated Notes exchanged their Subordinated Notes for Exchange Notes and subsequently converted those Exchange Notes, we would have to issue approximately 14,077,213 shares of Common Stock. We may redeem any or all of the Exchange Notes at any time on or after October 15, 2004 at a price equal to the principal amount plus accrued unpaid interest. Our Subordinated Notes are currently redeemable at a price equal to 101.04% of the principal amount plus accrued unpaid interest and will be redeemable on or after December 1, 2002 at a price equal to the principal amount plus accrued unpaid interest. In addition, the amount of a judgment or decree entered by a court of competent jurisdiction against us or our subsidiaries that will, after deducting the portion accepted by an insurance company, trigger an event of default under the indenture has been increased from $10 million for the Subordinated Notes to $25 million for the Exchange Notes.

Why is Penn Treaty making the exchange offer?

     Our Board of Directors believes that an important issue we face is the uncertainty surrounding our ability to satisfy our obligations under the Subordinated Notes, including our obligation to pay the principal amount of the Subordinated Notes to Subordinated Note holders on December 1, 2003. Given our current financial condition, it is unlikely that we would be able to satisfy these obligations under the Subordinated Notes with cash. [We are making the exchange offer in an effort to mitigate uncertainty and believe that extending the maturity of these obligations will significantly increase the likelihood that we will be able to satisfy them when they become due. Our Board believes that successful consummation of the exchange offer should:

     o reduce the uncertainty surrounding our ability to satisfy our obligations, which we expect would improve our stock price performance and thereby increase the effective return on the Exchange Notes provided in exchange for the Subordinated Notes;

     o enhance our ability to obtain financing for working capital, new policy sales, capital expenditures and other needs;

     o enhance our competitive position by increasing the confidence of our sales force and policyholders and causing regulatory authorities to regard our financial condition as strengthened;

     o enhance our credit profile with A.M. Best Company, Inc. and Standard & Poor's Insurance Rating Services; and

     o improve our ability to adjust in a timely fashion to changing market conditions.

What effect, if any, does the issuance have upon the rights of existing security holders?

     In the event that a significant amount of the outstanding Exchange Notes are converted into Common Stock, the issuance of such additional shares of Common Stock will dilute the present equity ownership of current shareholders. The holders of Common Stock have no preemptive rights to purchase additional shares of Common Stock. In addition, the remaining Subordinated Notes still outstanding after the close of the exchange offer and the issuance of the Exchange Notes will be subordinated to the Exchange Notes.

Is Penn Treaty in default upon the payment of any interest or principal due under the Subordinated Notes?

     We are not now in default nor have we ever defaulted upon the payment of any interest or principal due under the Subordinated Notes.

     The table on the following page compares the primary terms of the existing Subordinated Notes and the Exchange Notes that will be issued and outstanding following completion of the exchange offer.


                                          The Subordinated Notes                    The Exchange Notes
                                          ----------------------                    ------------------
Issue..............................6 1/4% convertible Subordinated Notes   6 1/4% convertible Subordinated Notes

Issuer.............................Penn Treaty American Corporation        Penn Treaty American Corporation

Security...........................Unsecured                               Unsecured

Issue Date.........................November 26, 1996                       Upon completion of the exchange offer

Conversion.........................Convertible until maturity at a rate    Convertible until maturity at a rate of
                                   of 35.1617 shares of common stock       188.3239 shares of common stock per
                                   per $1,000 principal amount, subject    $1,000 principal amount, subject to
                                   to adjustment                           adjustment

Principal Outstanding Amount.......$74,750,000                             Up to $74,750,000

Coupon.............................6 1/4%                                     6 1/4%

Maturity...........................December 1, 2003                        October 15, 2008

Interest Payments..................In cash, semi-annually on each June     In cash, semi-annually, on each October
                                   1 and December 1                        15 and April 15

Mandatory Conversion...............None                                    If the average closing price of the
                                                                           Company's common stock for any 15
                                                                           consecutive trading days beginning on
                                                                           or after October 15, 2004 is at least
                                                                           10% greater than the conversion price
                                                                           ($5.84) of the Exchange Notes and the
                                                                           Company has sufficient shares of common
                                                                           stock available for issuance, then
                                                                           holders of the Exchange Notes are
                                                                           required to convert their Exchange
                                                                           Notes into common stock at a conversion
                                                                           price of $5.31.



     THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE APPROVAL AND RATIFICATION OF THE ISSUANCE OF THE EXCHANGE NOTES AND UNDERLYING SHARES OF COMMON STOCK.

                             PRINCIPAL SHAREHOLDERS

     The following table sets forth, as of October 2, 2002, information with respect to the beneficial ownership of our Common Stock by (i) each person known to Penn Treaty to own 5% or more of the outstanding shares of Common Stock, (ii) each Director, the Chief Executive Officer and the four most highly compensated Executive Officers, and (iv) all Directors and Executive Officers as a group:


                                                                                                         Percentage
Name and Address(1)                                                    Shares Beneficially Owned(2)      Ownership
----------------                                                       -------------------------         ----------
(i)      Certain Beneficial Owners:
Wellington Management Co., LLP(3)                                              1,593,082                   8.0%

(ii)     Directors and Executive Officers:
Irving Levit (4)                                                               2,497,895                  12.5%
Jack D. Baum (5)                                                                  50,658                    *
A. J. Carden (6)                                                                  50,000                    *
Alexander M. Clark                                                                 5,000                    *
Francis R. Grebe                                                                      --                    *
Michael F. Grill (6)                                                              49,919                    *
Jim Heyer (7)                                                                     37,694                    *
Gary E. Hindes (8)                                                                30,100                    *
William Hunt, Jr. (6)                                                             30,000                    *
Matthew W. Kaplan                                                                     --                    *
Domenic P. Stangherlin                                                            87,963                    *
Cameron B. Waite (9)                                                               9,000                    *
All Directors and Executive Officers as a group (14 persons) (10)              2,848,229                  14.3%

* Less than 1%
---------------------

     (1) Unless otherwise noted, the address of each person named above is in care of Penn Treaty American Corporation 3440 Lehigh Street, Allentown, Pennsylvania 18103.

     (2) Beneficial ownership is determined in accordance with rules of the Securities and Exchange Commission. Shares of Common Stock subject to options currently exercisable or exercisable within 60 days of October 2, 2002 are deemed outstanding for computing the percentage beneficially owned by such holder but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as otherwise indicated, Penn Treaty believes that the beneficial owners of the Common Stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable, and that there are no other affiliations among the shareholders listed in the table.

     (3) According to the Schedule 13G filed with the SEC by Wellington Management Company, LLP for the year ended December 31, 2001, their principal business address is 75 State Street, Boston, MA 02109. Wellington Management Company, LLP reported shared voting power with respect to 920,324 shares and shared dispositive power with respect to all shares.

     (4) Includes 46,350 shares held by a private foundation of which Mr. Levit is an officer and director, 45,007 shares held by Mr. Levit as trustee of a retirement account, 147,167 shares held by Mr. Levit as co-trustee of an irrevocable trust for Mr. Levit's children and exercisable options to purchase 241,455 shares of Common Stock. Also includes 46,000 shares held by Mr. Levit's wife as to which he disclaims beneficial ownership. Excludes 59,233 shares held by other family members as to which he also disclaims beneficial ownership.

     (5)  Includes exercisable options to purchase 50,577 shares of Common
          Stock.

     (6)  Consists of exercisable options to purchase shares of Common Stock.

     (7)  Includes exercisable options to purchase 37,500 shares of Common
          Stock.

     (8) Includes 23,100 shares owned by Fallen Angels Fund, L.P., a limited partnership of which Mr. Hindes has sole voting power as the managing member of the general partnership, 1,700 shares held by Mr. Hindes' wife as to which he disclaims beneficial ownership and 1,500 shares held by Mr. Hindes' children as to which he disclaims beneficial ownership.

     (9)  Includes exercisable options to purchase 8,000 shares of Common Stock.

     (10) Includes exercisable options held by members of the group to purchase 467,451 shares of Common Stock.


                              INDEPENDENT AUDITORS

     PricewaterhouseCoopers LLP, independent auditors, audited our financial statements for the fiscal year ended December 30, 2001 and are our auditors for the current fiscal year. Representatives of PricewaterhouseCoopers LLP are expected to attend the Special Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

                    HOUSEHOLDING OF SPECIAL MEETING MATERIALS

     Some banks, brokers, and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of this proxy statement has been sent to multiple shareholders in your household. If you would like to obtain another copy of either document, please contact Cameron B. Waite, Executive Vice President and Chief Financial Officer, Penn Treaty American Corporation, 3440 Lehigh Street, Allentown, PA 18103, telephone (610) 965-2222. If you want to receive separate copies of our proxy statements and annual reports in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The following information is incorporated by reference from Penn Treaty's Annual Report on Form 10-K for the fiscal year ended December 31, 2001:
Financial Statements and Notes to Consolidated Financial Statements at pages F-1 to F-30; Our Selected Financial Data at pages 31 to 33; Management's Discussion and Analysis of Financial Condition and Results of Operations at pages 34 to 47; Quantitative and Qualitative Disclosures About Market Risk at pages 47 to 48; and Changes in and Disagreements With Accountants on Accounting and Financial Disclosure at page 48. In addition, the following information is incorporated by reference from Penn Treaty's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2002: Financial Statements and Notes to Consolidated Financial Statements at pages 2 to 10; Management's Discussion and Analysis of Financial Condition and Results of Operations at pages 11 to 23; and Quantitative and Qualitative Disclosures About Market Risk at pages 23 to 24. Finally, the following information is incorporated by reference from Penn Treaty's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002: Financial Statements and Notes to Consolidated Financial Statements at pages 2 to 12; Management's Discussion and Analysis of Financial Condition and Results of Operations at pages 13 to 30; and Quantitative and Qualitative Disclosures About Market Risk at pages 30 to 31.

                                  OTHER MATTERS

     At the date of this Proxy Statement, the only business that the Board of Directors intends to present or knows that others will present at the Special Meeting is that which is presented above. If any other matter or matters are properly brought before the Special Meeting, or any adjournment or postponement, it is the intention of the persons named in the accompanying proxy card to vote proxies on such matters in accordance with their judgment.

                                        By Order of the Board of Directors,



                                        ----------------------------------
                                        Sandra A. Kotsch, Secretary

Allentown, Pennsylvania
October __, 2002

                                 REVOCABLE PROXY

                PENN TREATY AMERICAN CORPORATION SPECIAL MEETING
                                 OF SHAREHOLDERS

This Proxy is solicited on Behalf of the Board of Directors. A.J. Carden and Irving Levit, each with the power of substitution and with all the powers and discretion the undersigned would have if personally present, are hereby appointed the Proxy Agents to represent the undersigned at the Special Meeting of Shareholders of Penn Treaty American Corporation ("Penn Treaty") to be held at 10:00 a.m., prevailing local time at the Brookside Country Club, 901 Willow Lane, Macungie, Pennsylvania,_ on November 26, 2002 (the "Special Meeting"), including any adjournments and postponements thereof, and to vote all shares of stock of Penn Treaty which the undersigned is entitled to vote on all matters that properly come before the Special Meeting, subject to any directions indicated in the boxes below. Indicate your vote by placing an (X) in the appropriate box.

1. Proposal to approve an amendment to Penn Treaty's Restated Articles of Incorporation, as amended, to increase the aggregate number of authorized shares of common stock, par value $.10 a share, from 40 million shares to 80 million shares:

         [  ]FOR       [  ]AGAINST     [  ]ABSTAIN

2. Proposal to approve the issuance and sale of up to 10,000,000 shares of Common Stock on or before May 31, 2003 on terms to be determined by the Board of Directors.

         [  ]FOR       [  ]AGAINST     [  ]ABSTAIN

3. Proposal to ratify and approve the issuance of 6 1/4% Convertible Subordinated Notes due 2008 (the "Exchange Notes") in connection with Penn Treaty's offer to exchange all of the outstanding 6 1/4% Convertible Subordinated Notes due 2003 for the Exchange Notes:

         [  ]FOR       [  ]AGAINST     [  ]ABSTAIN

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Special Meeting or any adjournment(s) or postponement(s) thereof.


THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS, WHICH RECOMMENDS A VOTE "FOR" APPROVAL TO THE AMENDMENT TO PENN TREATY'S RESTATED ARTICLES OF INCORPORATION, A VOTE "FOR" APPROVAL OF THE ISSUANCE AND SALE OF COMMON STOCK AND "FOR" RATIFICATION AND APPROVAL OF ISSUANCE OF THE EXCHANGE NOTES.

SHARES REPRESENTED BY ALL PROPERLY EXECUTED PROXIES WILL BE VOTED AT THE SPECIAL MEETING IN THE MANNER SPECIFIED. IF PROPERLY EXECUTED AND RETURNED, AND NO SPECIFICATION IS MADE, VOTES WILL BE CAST "FOR" ALL ITEMS ON THE PROXY. Receipt of the Notice of the Special Meeting of Shareholders and the Proxy Statement dated ____________ ___, 2002 is hereby acknowledged.

     IMPORTANT: When signing as attorney, executor, administrator, trustee or guardian, please give your full title as such. In the case of JOINT HOLDERS, all should sign.

Dated:                         , 2002
        -----------------------


                                           --------------------------
                                                   (Signature)


                                           --------------------------
                                                   (Signature)



         PLEASE ACT PROMPTLY. SIGN, DATE & MAIL YOUR PROXY CARD TODAY.